Exhibit (a)(5)(i)

For More Information Contact:

Scott Tagliarino

(212) 974-6000

(917) 922-2364 (cell)

ELLIOTT COMMENCES TENDER OFFER FOR PACKETEER

FOR $5.50 PER SHARE IN CASH

NEW YORK (March 20, 2008) – Elliott Associates, L.P., a private investment partnership involved in diversified trading programs, today announced that it has commenced a cash tender offer for all outstanding shares of common stock of Packeteer, Inc. (NASDAQ: PKTR) in furtherance of Elliott’s previously announced proposal to acquire Packeteer. The complete terms, conditions and other details of Elliott’s offer will be filed later today with the U.S. Securities and Exchange Commission.

Under the terms of the tender offer, Elliott is offering, through a wholly-owned subsidiary, to acquire Packeteer for $5.50 per share in cash, or an aggregate of approximately $190 million. This offer represents a 42% premium to Packeteer’s close of $3.86 on March 4, 2008 (the last trading day before Elliott submitted its proposal in writing to Packeteer) and, given that over half of Packeteer’s market capitalization is reflected in its net cash position, is a 95% premium to Packeteer’s enterprise value as of such date (market value less cash). This is also a 19% premium to the trailing 30-day closing price as of such date (34% on an enterprise value basis).

The offer and withdrawal rights are scheduled to expire at 11:59 p.m., New York City time on Wednesday, April 16, 2008, unless the offer is extended.

The offer will be conditioned upon, among other things, a majority of Packeteer’s shares of common stock on a fully diluted basis being tendered and not withdrawn, Packeteer’s Board not adopting (or, if adopted, having rendered inapplicable) a shareholder rights plan or similar mechanism, waiver of certain statutory provisions by Packeteer and other customary conditions. The Packeteer proposal is a fully financed, all-cash transaction, and Elliott anticipates no significant regulatory hurdles to completion.

The complete terms and conditions will be set out in the Offer to Purchase, which will be filed with the U.S. Securities and Exchange Commission today, March 20, 2008. Packeteer stockholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated, the Information Agent for the offer, at (888) 750-5834 (toll-free from the U.S. and Canada) or (412) 232-3651 (from outside the U.S. and Canada).

Paul, Weiss, Rifkind, Wharton & Garrison LLP, is acting as legal counsel.

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About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $10 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

All trademarks used or mentioned in this release are protected by law.

Innisfree M&A Incorporated (Information Agent for the offer)

Phone: Stockholders call (888) 750-5834 (toll-free from the U.S. and Canada) or (412) 232-3651 (from outside the U.S. and Canada). Banks and brokers call collect at (212) 750-5833.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ALL STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE FORWARD-LOOKING, AND THE WORDS “ANTICIPATE,” “BELIEVE,” “EXPECT,” “ESTIMATE,” “PLAN,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OF ELLIOTT AND ITS AFFILIATES AND CURRENTLY AVAILABLE INFORMATION. THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE. ELLIOTT DOES NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR PACKETEER’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ELLIOTT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON MARCH 20, 2008. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ELLIOTT WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED (888) 750-5834 (TOLL-FREE FROM THE U.S. AND CANADA) OR (412) 232-3651 (FROM OUTSIDE THE U.S. AND CANADA).

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